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                                                                    EXHIBIT 10.1

                            MANUFACTURING AGREEMENT
                C-MAC - Sunrise Technologies International, Inc.

THIS AGREEMENT, is made this 2 day of August 2001 ("Effective Date") by and between Sunrise Technologies Intl', Inc., a Delaware Corporation, having principal offices at 3400 W. Warren Ave, Fremont, California, 94538 (hereinafter called "Sunrise") and C-MAC West Coast Operations, Inc., a California Corporation, with its principal place of business at 2265 Junction Avenue, San Jose, CA 95131 (hereinafter called "C-MAC"),

WHEREAS Sunrise desires to have specific services performed relative to the production of the Sunrise Hyperion systems and other related components; and

WHEREAS C-MAC has the technical ability and desire to perform said contract services; and

WHEREAS C-MAC and Sunrise desire to enter into an Agreement for the manufacture of the Hyperion systems, whereby C-MAC shall manufacture said components to the designs and specifications developed by Sunrise;

NOW THEREFORE, in consideration of the mutual promises contained herein, C-MAC and Sunrise agree as follows:

1.      C-MAC SERVICES AND DUTIES

                                   A. SERVICES

        i.     MANUFACTURE
C-MAC shall manufacture Sunrise Hyperion systems as may be agreed between the parties ("Products") in accordance with the prices, plans and specifications provided by Sunrise and attached hereto in Schedules A & B. Plans and specifications shall be supplied by Sunrise and accepted by C-MAC. The activities performed by C-MAC shall be referred to herein as the "Services".

        ii.    STORAGE
        Should Sunrise choose to establish a Finished Goods Inventory at C-MAC, any Product destined for the FGI shall be invoiced as it is delivered to the FGI. Any storage charges for Product remaining in FGI over thirty (30) days will in good faith be mutually developed and agreed to in writing at least ninety
(90) days prior to establishment of the Finished Goods Inventory. C-MAC shall keep all Products in the FGI segregated from other products for tracking and inventory management purposes in a separate area, clearly identified "Property of Sunrise" or a similar marking, and shall use at least the same degree of care in managing and protecting such Products as it uses in managing and protecting its own inventory, but no less care than reasonable care. Prior to the establishment of the FGI the parties will agree in good faith and set forth in writing the specifics regarding delivery of Products in the FGI to Sunrise.

        iii.SHIPMENTS
All Products supplied to Sunrise or Sunrise's customer are FOB origin C-MAC Fremont, California Facility. Title to all products shall pass to Sunrise upon delivery to the common carrier specified by Sunrise. C-MAC shall assist Sunrise in arranging any desired shipping and insurance (in amounts that Sunrise shall determine). All costs of shipping, insurance and freight and customs, duties, taxes, insurance premiums, and other expenses relating to such transportation and delivery, shall be at Sunrise's expense.

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C-MAC shall deliver Products on or no earlier than three (3) days before the mutually agreed upon Delivery Date. If circumstances arise that prevent C-MAC from such timely delivery of Products, C-MAC shall immediately notify Sunrise of the nature of the problem, the methods taken to overcome the problem and the estimated time of delay.

        iv.    DROP SHIPMENT
C-MAC shall work with Sunrise to create a system for drop shipment of Products to Sunrise's customers.

B.      DUTIES
        i.     FACILITIES
C-MAC shall cause to be constructed at its facility in Fremont, California, a suitable area to build the Hyperion system.

        ii.    CALIBRATION AND MAINTENANCE
C-MAC shall be responsible to calibrate and maintain all equipment that is transferred and consigned under this contract.

        iii.    ENGINEERING CHANGES
Sunrise must approve any changes that affect form, fit, or function of the product. C-MAC may suggest changes to the manufacturing specifications of the Products. Any such suggested changes shall be made in writing and shall clearly set forth the nature of the change, the necessity for the change, and any projected cost or manufacturing schedule impact. Sunrise may approve or reject the suggested changes in its sole discretion.

C-MAC agrees to assist Sunrise in implementation of changes to the Products by providing reasonable support including, but not limited to, quality control, documentation, and sustaining engineering. All such changes and improvements shall be submitted to C-MAC in writing and C-MAC shall respond to the proposed change with cost and schedule impact within thirty (30) days after receipt, or such other date when it might reasonably respond to Sunrise. C-MAC shall not implement the change to the design or Specifications of any Product or materials, equipment, manufacturing and quality assurance procedures, methods and techniques used to produce a Product, without Sunrise's prior written approval in the form of a Purchase Order.

        iv. SUBCONTRACTORS
Sunrise reserves the right to approve of any subcontractor selected to perform any test, manufacture, or rework of the Products.

        v.    CERTIFICATE OF COMPLIANCE
A certificate of compliance will be created and maintained by C-MAC for the life of any product manufactured by C-MAC. Said certificate shall be supplied with each lot of product shipped to Sunrise and shall be maintained through the end of the Agreement, then transferred to Sunrise or Sunrise's successor in interest.

        vi.    RETURN MATERIAL AUTHORIZATION
C-MAC shall create and maintain a Return Material Authorization" ("RMA") tracking system for all returned product. Said RMA system shall include information regarding the date the returned product was received, the date quoted for return, and the date the reworked/repaired product was shipped to Sunrise

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or Sunrise's customer. In addition, C-MAC will supply to Sunrise the detail cause and repair information for the return. Any Products so returned to C-MAC shall be repaired or replaced, at C-MAC' option and expense, within ten (10) days of receipt by C-MAC of the rejected Product; provided that (i) Sunrise obtains a Return Material Authorization ("RMA") from C-MAC prior to returning the Products and C-MAC shall provide Sunrise with a RMA number promptly upon of request, (ii) the Products are returned within sixty (60) days of the date the Product was received by Sunrise from C-MAC, and (iii) the failure analysis, or summary thereof, conducted by Sunrise shall accompany the Product.

The parties agree to enter into good faith negotiations for the purpose of C-MAC becoming an authorized repair facility for out of warranty repairs of Products and components. The Parties agree to negotiate in good faith with the end goal of having an amendment or other agreement executed as part of this Agreement if the parties are able to reach agreement. Price for this repair shall be at $65.00 per hour, which is subject to change by mutual agreement of the Parties in writing. C-MAC warrants that repaired out-of-warranty Products shall be free of workmanship defects, for a period of ninety (90) days after delivery to Sunrise's designated location.

        vi.    ASSIGNMENT OF PURCHASE CONTRACTS
C-MAC agrees to assume the purchase agreements currently held by Sunrise with its suppliers. Said Purchase Agreements are attached hereto as Schedule D. All good and needed components required to build the current product will be purchased by C-MAC from Sunrise's existing suppliers. C-MAC shall not be obliged to continue purchasing product through current Sunrise suppliers after the termination of the current term of the Purchase Contracts

        vii. RAW MATERIALS
C-MAC agrees to purchase raw material necessary to perform the Services from Sunrise and other suppliers holding such material, where in the latter case, such suppliers will not continue to supply raw material to Sunrise. C-MAC will purchase all existing raw material inventories located at Sunrise at current costs. Any product from the materials transfer found to be in non-compliance to spec, not of current spec, or not relating to product ordered per this agreement, is the responsibility of Sunrise.

Payment of this inventory will be on terms: $250,000 at agreement signing, $1,750,000 due net 30 days, then $1,000,000 due net 90 days, net 120 days, and net 150 days, with the balance due at net 180 days.

        viii. WARRANTY
 C-MAC represents and warrants to Sunrise that all work and service provided pursuant to this Agreement will be provided in a timely, professional and workmanlike manner and all Products when delivered by C-MAC to Sunrise, (i) shall conform to the then current, manufacturing, quality, and regulatory specifications (ii) shall be free from defects in manufacturing and workmanship for a period of twelve (12) months from the date the Products is delivered to Sunrise's designated location. Any Products that do not meet the foregoing warranty shall be repaired or replaced at C-MAC' sole option and expense or C-MAC shall refund to Sunrise or credit Sunrise's account for the purchase price of the Product, within ten (10) business days of receipt by C-MAC of the returned Product; provided that (i) Sunrise obtains a

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Return Material Authorization ("RMA") from C-MAC prior to returning the
Products, which C-MAC agrees to provide promptly upon request therefore, (ii) the Products are returned within twelve (12) months of the date the Product was delivered to Sunrise by C-MAC, and (iii) the failure analysis, or summary thereof, conducted by Sunrise shall accompany the Product. Such warranty will not apply if Sunrise alters, misuses, neglects, or abnormally stresses the Products. With respect to any components acquired or supplied by C-MAC that are incorporated into the Products, C-MAC makes no representation or warranty, except that C-MAC agrees to pass through to Sunrise the warranty, if any, originally provided to C-MAC by the manufacturer of such components and agrees to cooperate in processing and seek applicable third party warranty claims and in taking advantage of and seeking remedies, if any, available from the original sources of the components.

        This warranty does not apply to situations where Sunrise wants their Product ECO upgraded or repaired due to Sunrise's mishandling or misuse; such Products are to be returned with a Purchase Order.

        C-MAC further represents and warrants that (i) it has good and clear title to the Products, free and clear of all liens, claims and encumbrances, and the right to grant the rights granted hereunder, (ii) C-MAC has not infringed on any Intellectual Property of any third party in connection with its performance under this Agreement, and (iii) C-MAC has the right and power to enter into this Agreement. As the sole remedy and liability for any breach of the foregoing representations and warranties in this paragraph, C-MAC agrees to indemnify Sunrise and hold Sunrise harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney's fees and court costs) finally awarded to Sunrise, that results from or arises out of a breach or alleged breach of any of these representations and warranties or incurred in the settlement or avoidance of any such claim. This indemnity shall not apply if (i) Sunrise fails to give C-MAC prompt notice of any such claim or threatened claim and such failure materially prejudices C-MAC, or (ii) C-MAC is not given the opportunity to assume control of the defense or settlement, and
(iii) Sunrise does not provide reasonable assistance to C-MAC. Furthermore, if C-MAC assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation. Nothing in this Agreement is intended to be or to serve as a grant of authority or power in the indemnifying part to bind the indemnified party to act or refrain from acting in any way at any time.

               C-MAC MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE COMPONENTS, PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

        Sunrise represents and warrants to C-MAC that (i) it owns or has the right to the use the Sunrise Components as contemplated herein, (ii) to its knowledge, Sunrise Intellectual Property provided to C-MAC hereunder, including without limitation, the Specifications, does not infringe the proprietary rights of any third party, and (iii) Sunrise has the right and power to enter into this Agreement. As the sole remedy and liability for any breach of the foregoing representations and warranties, Sunrise agrees to indemnify C-MAC and hold C-MAC harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney's fees and court costs) finally awarded to C-MAC, that result from a breach or alleged breach of any of these representations and warranties or incurred in the settlement or avoidance of any such claim. This indemnity shall not apply (i) if C-MAC fails to give Sunrise prompt notice of any such claim or threatened claim and such failure materially prejudices Sunrise, or (ii) unless Sunrise is not given the opportunity to assume control of the defense or settlement, and (iii) C-MAC does not provide reasonable assistance to Sunrise. Furthermore, if Sunrise assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation. Nothing in this Agreement is intended to be or to serve as

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a grant of authority or power in the indemnifying part to bind the indemnified party ro act or refrain from acting in any way at any time.

SUNRISE MAKES NO OTHER WARRANTIES WITH RESPECT TO THE SUNRISE INTELLECTUAL PROPERTY, SUNRISE COMPONENTS, SUNRISE PROPERTY, THE LICENSES GRANTED HEREUNDER OR OTHER MATERIALS OR DOCUMENTATION PROVIDED BY SUNRISE HEREUNDER AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

2. SUNRISE'S  DUTIES

                        A. FORECAST OF FOR VOLUME OF FINISHED PRODUCTS

        i.     LEAD TIME,
Sunrise shall provide C-MAC with at least a ninety (90) day lead-time for product, as defined in the forecast requirements.

        ii.    ROLLING FORECAST
Sunrise agrees to provide to C-MAC a twelve (12) month rolling forecast for product production volume on a monthly basis. The forecasted quantity will become the order quantity for the forecast (30) days after the issuing of the forecast; the quantity forecasted for the next thirty (30) days can be changed by plus or minus fifteen percent (+/-15%) from the previous forecast; and the quantity for the subsequent thirty (30) days can be changed by plus or minus twenty-five percent (+/- 25%) from the previous forecast. Any reasonable changes in quantity beyond ninety (90) days will be accepted or negotiated between the parties. Upon commencement of this agreement Sunrise will issue a purchase order for the first 90 days.

 In the event that Sunrise desires to increase quantities ("Upside") of Products scheduled for delivery; C-MAC will use its commercially reasonable best efforts to accommodate the desired increases. Each of the foregoing may be subject to a Premium Charge to be determined on a case-by-case basis, and subject to Sunrise's prior written approval. In any event, notwithstanding the foregoing, C-MAC agrees to meet Sunrise's Upside requests of (a) up to one hundred percent (100%) over forecasted quantities if Sunrise provides C-MAC with at least three
(3) months notice, and (b) up to three hundred percent (300%) over forecasted quantities if given at least six (6) months notice.

Sunrise agrees to purchase a minimum of twenty-four new Hyperion Systems quarterly for a period of eight consecutive quarters immediately following contract agreement approval.

B.      REGULATORY REQUIREMENTS

Sunrise shall be solely responsible for fulfilling all filings, registrations and attendant requirements of both federal and local governments relative to the Products. Sunrise will define and execute Quality System Audit of C-MAC regularly on a six (6) month schedule. Audits will be a minimum of half-day duration, and will assess compliance of operational systems of C-MAC to the FDA cGMP requirements. Audit or Corrective Action notice reports will be supplied to C-MAC within five (5) business days following each audit.

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3.      COST

                                     A. COST

The cost for each unit of Products manufactured shall be derived from the table attached hereto under Schedule B. The cost per unit of Products shall hereinafter be referred to as the "Standard Charge".

4. CONFORMITY TO ALL LAWS
A.      DUTIES OF C-MAC_
C-MAC will manufacture all products in a good and workmanship like manner and will comply with and maintain all applicable federal, state, local, and environmental laws, ordinances and regulations, including but not limited to IPC-A-610 Rev C, Class 2, ISO 9002 and EN 46002 standards, as amended, and the Food; Drug and Cosmetic Act as amended, including regulations relating thereto, pertinent to the Services it performs relative to the manufacture of the Products.

B.      DUTIES OF SUNRISE
Sunrise shall be solely responsible for all registrations, filings and other regulatory requirements of both the federal, state and local laws, including but not limited to the requirements of the Federal Food, Drug and Cosmetic Act as amended and its attendant regulations. All responsibilities for functional design and/or Patent Rights reside with Sunrise. C-MAC is solely responsible for the manufacture and practices thereof, the Sunrise product.

5.      PRODUCT RECALL
All product recalls shall be the sole responsibility of Sunrise. However, C-MAC shall bear the expense of reprocessing the recalled Products, as well as shipping to and from the reprocessing site and reasonable associated expenses for the coordination of the recall, if the adulteration of the Products arose from the workmanship by C-MAC in providing the Services, or due to C-MAC's failure to maintain Sunrise's specifications, pursuant to Schedule A hereto, during the manufacturing process. Sunrise shall bear the expense of the recall in all other events, including but not limited to a recall arising from a defect or inadequacy in Sunrise's design, or if it is determined that Sunrise has failed to provide C-MAC adequate specifications and or support.

6.      COMPENSATION
Sunrise shall compensate C-MAC as provided in Schedule B hereto. Schedule B shall contain the amounts and terms of compensation and reference to any applicable federal, state, local, governmental, or private tax, tariff, fee, surcharge or other charge for the Services.

 Terms of payment shall be net Thirty (30) Days from the date of invoice or receipt of the applicable Products, which ever is later, payable in U.S. dollars. Invoices past due shall incur late charges at the rate of one and one-half percent (1.5%) per month past due.

7.      DELIVERY
All Products supplied to Sunrise FOB C-MAC Fremont, California. Sunrise shall designate a carrier and the cost of subsequent transportation shall be borne and paid by Sunrise.

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8.      INSPECTION AND AUDIT RIGHTS

                              A. PRODUCT INSPECTION

Sunrise reserves the right to inspect and reject any product that does not meet the specifications provided by Sunrise to C-MAC. In the event of rejected product, Sunrise shall notify C-MAC of the rejections in writing within thirty
(30) days of receipt of the product and shall provide C-MAC with the opportunity to rework or replace the product. In the event, the product was rejected for design issues arising out of Sunrise's specifications, or is a result of mishandling, tampering, or damage. Sunrise shall be responsible for all costs of rework, replacement or scrap of the product.

B,      RECORDS AND PREMISES
C-MAC shall maintain books and records in accordance with Generally Accepted Accounting Principles (GAAP). Sunrise, and regulators reviewing the Products, shall have the right at Sunrise's expense, to audit C-MAC's standard costed BOM with regard to the Services and Products related thereto. Further, Sunrise shall have the right, during normal business hours and providing C-MAC with at least twenty-four (24) hours notice, to enter C-MAC's facilities and inspect the manufacturing processes of any Products.

C.      REGULATORY INSPECTIONS
C-MAC further agrees to fully cooperate with all regulatory investigations and notify Sunrise in advance of such inspections. Sunrise reserves the right to be present and assist with any regulatory inspections, which pertain, in any way to the Products. C-MAC shall provide within ten (10) days of receipt a response to any regulatory inquiries. C-MAC shall provide Sunrise copies of all form 483, form 486, inquiries or other regulatory notifications when such notification pertains to the Services and or the Products. Schedule " E" establishes and defines the production item(s) and configuration(s) to be built, reference to all FDA regulatory classifications and approvals required for each to manufacture, and critical components that require specific testing, inspection or requiring trace-ability by Serial Number.

9.      TRANSFER OF EMPLOYEES

Sunrise shall transfer some or all of its manufacturing employees to C-MAC and C-MAC agrees to hire such individuals on terms at least equivalent to the salary benefits shall be commensurate with standard C-MAC benefits.

C-MAC reserves the right to interview all employees prior to hire, and to refuse the hire of those employees, which it deems to be unacceptable. A list of proposed employees to be transferred is attached hereto as Schedule C.

C-MAC shall be informed, in writing, of the immigration status of all proposed employees. C-MAC may, at its discretion, agree to provide legal assistance to any transferred Sunrise employees with regard to immigration issues.

10.     MOVE/TRANSFER OF FACILITY
C-MAC shall incur all cost associated in the move/transfer of the current Sunrise production equipment, tools, benches, material and associated items to transfer the current manufacturing to contract manufactures facility.

11.     INDEMNITY

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C-MAC and Sunrise shall indemnify and hold each other harmless from and against any and all claims, liabilities, costs and expenses (including legal fees and disbursements) of the party seeking indemnity, arising out of the acts of the other party, providing that the party seeking indemnity shall notify the other party in a timely fashion, and provided the party from whom indemnity is sought shall have control of any litigation, at its sole cost and expense, and provided, further, that no compromise thereof shall be entered into without the express written consent of the party from whom indemnity is Sought.

12.     INSURANCE
A.      OBLIGATION OF C-MAC
C-MAC shall at all times carry "Adequate Insurance" that shall include coverage on all of C-MAC's activities under this Agreement, as well as any insurance required by law. For purposes of this Agreement, "Adequate Insurance" shall maintain liability, casualty and fire insurance of no less than Five Million Dollars ($5,000,000) C-MAC shall provide a certificate of insurance to Sunrise Technologies Intl', Inc. as an additional insured under such policies of insurance. C-MAC shall also carry sufficient product liability insurance and name Sunrise as an additional insured of its policy.

B.    SUNRISE
Sunrise shall at all times carry Adequate Insurance that shall include coverage on all of Sunrise's activities under this Agreement, as well as any insurance required by law. Sunrise shall provide a certificate of insurance to C-MAC naming C-MAC Instruments as an additional insured under such policies of insurance. Sunrise shall also carry sufficient product liability insurance and name C-MAC as an additional insured on its policy.

13. BASELINE PROCESSES AND INCORPORATION OF ENGINEERING DOCUMENTS
Prior to the start of production, both parties shall agree to acceptable baseline manufacturing processes. Said baseline manufacturing processes shall be incorporated herein.

The following sets of engineering documents, collectively forming the Specifications for the manufacture of Sunrise product, are incorporated herein:

a) Released Prints;
b) Bill of Materials; Approved vendor listing;
c) Routers;
d) Manufacturing Instructions;
e) Quality Control Instructions;
f) Labeling Instructions; and
g) Packaging Instructions.

14.     NO ASSIGNMENT
Neither party may assign any rights or obligations under this Agreement without the express written consent of the other party. Such consent, however, shall not be unreasonably withheld.

15.     CONFIDENTIALITY
Both parties understand that all correspondence, patents, license and conditions pertinent to this Agreement are to be held strictly confidential, and that breach of this confidentiality may result in

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termination of this Agreement. This contractual obligation shall survive the termination or expiration of this Agreement for a period of not less than four
(4) years.

16.     TERM AND TERMINATION

A.      TERM AND TERMINATION

This Agreement shall begin on the Effective Date and, unless terminated earlier pursuant to this paragraph, continue for three (3) years, at which time this Agreement shall terminate. It is contemplated by the parties that they will review their relationship during the ninety (90) days immediately preceding its termination to determine whether, and on what terms, the relationship may be continued, upon mutual agreement. Nothing in this Agreement will be construed to require either party to agree to any such extension. Upon termination of the Agreement, Sunrise or its successor in interest agree to purchase all inventory, MRB, and material on-order up to ninety (90) days, and the initial term of eight quarters each at twenty-four new Hyperion Systems minimum per quarter. The quantity of such purchases of raw material and finished goods shall be determined based upon the last forecast agreed by the parties.

B.      TERMINATION UPON NOTICE
The Parties agree that the entering into and the risks and costs associated with such a venture are understood and accepted by the Parties. Therefore, either Party may cancel this Agreement at the end of any calendar month without cause, provided one-hundred-eighty (180) days written notice, return receipt requested, is given. Each party shall be entitled to its verifiable costs for the venture. These costs shall be reviewed from the perspective of those costs incurred by a reasonably prudent business person when entering into such an Agreement. In the event this Agreement is terminated, Sunrise shall be required to purchase the materials per section 16A

C.      IMMEDIATE TERMINATION
This Agreement may be terminated by either party with immediate effect upon the material breach of this Agreement by the other party if a reasonable response to correct such breach is not provided within thirty (30) days of notice thereof; or by C-MAC with immediate effect in the event of (i) the substantial deterioration in Sunrise's financial position which materially impairs Sunrise ability to perform under this agreement. (ii) Sunrise ceases to do business, terminates its existence, dissolved or liquidates (iii) Sunrise becomes insolvent or fails to pay its obligations (including its obligations to C-MAC) when they become due (iv) a receiver is appointed to hold, manage or operate Sunrise's property or business (v) there is a general assignment of Sunrise's property or business for the benefit of its creditors or (vi) proceedings are instituted by or against Sunrise under any bankruptcy or insolvency law. In the event this Agreement is terminated by Sunrise breach, Sunrise shall be required to purchase the materials per section 16A.

D.      CHANGE IN CONTROL;
In the event that a "Change in Control" occurs at Sunrise or at Sunrise's request the surviving entity or controlling party may terminate this Agreement upon a written 90 day notice and shall only be responsible for the cost of materials and labor cost that are associated with Sunrise committed purchase orders and forecast per section 16A.

Alternatively, the surviving entity or controlling party would have the right to a modification of this Agreement in its favor.

For purposes of this Agreement, "Change in Control" shall mean, and shall be deemed to have occurred if, on or after the date, of this Agreement:

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(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the
Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the outstanding Voting securities,

(ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(iii) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company's assets.

17.     FORCE MAJEURE
If, by any reason of impediment such as war, rebellion, riot, tumult, civil commotion, insurrection, political disturbance, embargo, strike, lock-out, stoppage of work of any kind, fire, acts of God (i.e. earthquake, flood), instruction of the authorities or any other cause or event of a similar nature affecting either party over which such party has no control, such party cannot perform its fundamental obligations hereunder, it, except for the obligation of C-MAC to apply timely for product already ordered, manufactured and shipped, shall have the right to postpone for the duration of such impediment the performance of such obligation.

18.     NO AGENCY
C-MAC is an independent contractor and has, and shall have, no power nor shall it represent that it has any power to bind Sunrise or to assume or create any obligation or responsibility, express or implied, on behalf of Sunrise or in its name. This Agreement shall not be construed as constituting the parties a partnership, joint venture or any other form of association, which would impose on any party liability for the act or failure to act of any other party.

19.     AMMENDMENT AND WAIVER
This Agreement supersedes and cancels any and all previous agreements made between the parties and may not be changed in any way except by an agreement in writing signed by an Executive of both parties. The failure of either party to enforce any of the provisions herein shall not be a waiver of such provisions or the right of such party thereafter to enforce any such provision. However, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any quotation, purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties.

20.     NOTICES
All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered personally or sent by registered or certified mail, return receipt requested, postage pre-paid, or by Federal Express or like courier service.

If to C-MAC:

        C-MAC West Coast Operations
        2265 Junction Avenue
        San Jose, California 95131
        Attention: Vice President & General Manager

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With a copy to:
        C-MAC West Coast Operations
        2265 Junction Avenue
        San Jose, California 95131
        Attention: CFO

If to Sunrise:
        Sunrise Technologies Intl', Inc.
        3400 W. Warren Ave
        Fremont, CA 94538
        Attention: Vice President and COO.

With a copy to:
        Sunrise Technologies Intl', Inc.
        3400 W. Warren Ave
        Fremont, CA 94538
        Attention: General Counsel.

or to such other address as the parties may designate by notice given in the manner specified in this Paragraph 19. All such notices, demands and communications shall be deemed effective on the date personally delivered, or three (3) days after deposited in the United States mail as registered or certified mail, or one (1) day after deposited with Federal Express or a like courier service, as the ease may be.

21.     HEADINGS
The headings of this Agreement are for convenience of reference only and shall not be used as an aid in construing any provisions of this Agreement.

22.     CHOICE OF LAW
This Agreement shall be construed under the laws of the State of California.

23.     DISPUTES
(a) Any dispute, controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement (or the breach, termination or validity thereof), or arising in any way out of the relationship of the parties shall, at the request of either party, be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at the time of the arbitration (the "Rules"), except as such Rules may be modified herein. If there is any inconsistency between the Rules and this Article, the provisions of this Article shall govern. In the alternative, if the parties mutually agree it to, mediation may be used to settle any disputes, controversy or claim arising here from.

(b) An award rendered in connection with arbitration, pursuant to this Article shall be final and binding on the parties and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(c) All arbitration proceedings under this Article shall be held at a mutually convenient location for both parties.

(d) The arbitrator shall determine the rights, remedies and obligations of the parties according to the law of the state of California (excluding conflict of laws principles), and may not award punitive or exemplary damages to either party.

(e) Each party shall be given not less than 15 days advance notice of the time and place of any arbitration hearing. The arbitration hearing shall be held not later than 120 days after the appointment of the arbitrator and the arbitrator shall render his award not later than 30 days after the closing of the arbitration hearing.

(f) The final award:
    (i) At the request of either party, AAA shall set forth the grounds, factual and legal, upon which it is based; (ii) AAA may allocate between the parties, in such proportion as the arbitrator deems proper, the costs of the proceeding, including the AAA administrative fee, arbitrator's compensation and the cost of stenographic transcripts and of expert witness, or may direct that all or part of such costs be borne directly by one party; (iii) AAA may award to either party all or part of the legal costs, including reasonable attorney fees, incurred by such party because of the other party's unreasonable, frivolous, bad faith, or dilatory conduct in the course of the arbitration; (iv) AAA may award to the party which has prevailed, in whole or in balance of the merits, all or part of such party's legal costs incurred in connection with the arbitration, including reasonable attorneys fees

24.     ENTIRE AGREEMENT; SEVERABILITY
THIS AGREEMENT, INCLUDING THE EXHIBITS, SETS FORTH THE ENTIRE AGREEMENT AND UNDERSTANDING OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREIN AND SUPERSEDES ALL PRIOR DISCUSSIONS BETWEEN THEM.

The unenforceability or invalidity of any provision or provisions of this agreement shall not render any other provision or provisions herein contained unenforceable or invalid. In the event that any of the provisions, or portions thereof, or interpretations by the parties or by either party of any provision, or portions thereof, of the Agreement are held unenforceable invalid by any court of competent jurisdiction, the parties shall negotiate an equitable adjustment in the provisions of the Agreement with a view toward effecting the purpose of the Agreement.

In the event that either Sunrise or C-MAC experiences exceptional circumstances that affect its performance under this Agreement, Sunrise and C-MAC will negotiate in good faith for the purpose of a joint resolution of the matter.

It is acknowledged by CMAC that Silicon Valley Bank (the Bank) must give their consent to this transaction which (the Bank) will not unreasonably withhold. Should this consent not be forth coming this agreement will be null and void and Sunrise will return the signing fee. The bank will complete their review and provide notification within five (5) business days of the parties signing the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by there duly authorized respective officer or employees as of the day and year written below:

C-MAC West Coast Operations

By:
      -------------------------------------

Name:   Dennis J. Rockow
      -------------------------------------

Title:  Vice President and General Manager
       ------------------------------------

Date:
     --------------------------------------

Sunrise Technologies Intl', Inc.

By:
     --------------------------------------

Name:      John Hendrick
      -------------------------------------

Title:     Chief Operating Officer
      -------------------------------------

Date:
     --------------------------------------

                            PRODUCTS, SPECIFICATIONS

SCHEDULE A

C-MAC will manufacture the Hyperion System by using Sunrise's current approved specification. C-MAC will initially only change the name from Sunrise's to C-MAC on these manufacturing procedures. C-MAC will not change the processes or the procedures without prior written consent from Sunrise.

Sunrise agrees to provide soft copies of all these procedures to C-MAC upon commencement of this contract.

"Specification sheet attached here with picture of unit"

                                   SCHEDULE B

                         UNITS COST AND TERMS OF PAYMENT

COST
The cost for each Hyperion System, FOB C-MAC, Fremont, California, shall be derived from the following table (hereinafter called "Standard Charge"):

Units per Month       Price Per Unit
8 - 12                $  84,848.00

Applicable surcharges or credits shall be applied as specified below. Terms of payment shall be net Thirty (30) Days from the date of invoice or receipt of the applicable Products, which ever is later, payable in U.S. dollars.

Both parties agree to review pricing six months after first product shipments. The pricing above assumes a $52,700 current cost material value.

RENEGOTIATION OF STANDARD CHARGE:
It is the intent of the parties that all cost savings generated by C-MAC will be split between C-MAC and Sunrise. The parties agree to review and renegotiate the Standard Charge after every twelve (12) month period after execution of this Agreement. Moreover, should the volume of finished goods increase or decrease beyond twenty-five percent (25%) of that number of finished goods anticipated by the parties for any twelve (12) month period, the parties agree to review and renegotiate the Standard Charge. Should the parties fail to agree on a Standard Charge for subsequent twelve (12) month periods, either party may submit the disagreement to arbitration or terminate this Agreement upon ninety (90) days' notice. During arbitration or during the ninety (90) days before termination, the Standard Charge heretofore agreed shall remain in effect.

SURCHARGES AND CREDITS:
In the event that Sunrise does not maintain a minimum build of at least 24 new Hyperion Systems per quarter, then Sunrise agrees to pay C-MAC, $19,000.00 per unit for each unit short of twenty-four units quarterly, upon being invoiced by C-MAC. C-MAC may build throughout the quarter in evenly weekly build rates based on the purchase order and forecast.

                              TRANSFER OF EMPLOYEES

SCHEDULE "C"

    NAME                 TITLE
    -----                -----
1  Ron Hast             Production Manager
2  Opal Crooks          Production Control
3  Thomas Witherspoon   Stockroom / Shipping
4  Kennie Hardmon       Stockroom / Shipping
5  Janet Vehemente      Incoming Inspection / QA
6  Chris Kinsella       Final System Laser Tech. III
7  Michael Duane        Final System Laser Tech. III
8  Josh Hanney          Final System Laser Tech. III
9  William Crone        Final System Laser Tech. III           Temporary
10 Rich Santos          Electronics  Manufacturing Tech. III
11 Elisabeth Esparza    Laser Tech / Integration
12 George Reyes         Optical Mechanical Assembler          Temporary
13 Carmen Esparza       Optical Mechanical Assembler          Temporary

C-MAC agrees to employ all the above, as full time regular employees with C-MAC standard benefits. Additionally they agree to employ all those listed above, Sunrise regular employees, for at least one year and all current temporary employees as regular, full time employees for no less than six (6) months, unless this agreement is terminated or the employee is terminated for cause. C-MAC agrees to increase all the transferring Sunrise regular employee salary by $1,500 to offset the difference in benefits.

                               PURCHASE AGREEMENTS

                                  SCHEDULE "D"

Bicron Corporation              PO # 10936
Computer Logistics, Inc         PO # 10345, 50391, 50405, 50406, 50407, 50412, 50430, 54041, 54054, 81887, 81922, 81971, 81978
Coorstek, Inc.                  PO # 11692
Edmund Scientific Company       PO # 11409, 54050, 50224, 50225, 50227
General Foundry                 PO # 11261
Goose Manufacturing             PO # 54036, 54037, 54038, 54039, 54040, 54055
High Speed CNC                  PO # 50432
ILC Technologies, Inc.          PO # 50252
InnerStep Corporation           PO # 50306, 50335, 50336, 50337, 50353, 50414, 54065, 54072
ISCAN, Inc                      PO # 11406, 11407, 50418
Italix Co, Inc.                 PO # 54049
J.H. Technologies, Inc.         PO # 50242
Micrometrology Laboratories     PO # 50319
Molectron Detector, Inc.        PO # 20250, 54056, 54057
Nikon Inc.                      PO # 11149, 11150, 11151, 11152
Optosigma Corporation           PO # 50230, 50231
Performex Machining Co.         PO # 11643
Polyurethane Molding Inc.       PO # 50350, 50409, 81964
Precision Technical Sewing      PO # 54045
Quality Electro-Optical Dev.    PO # 50301, 50332
Quality Plastic Industries      PO # 11202, 11204, 81748, 81961
Quality Thin Films, Inc         PO # 11704
Richard Losch, Inc.             PO # 11701
Sierra Precision Optics Inc.    PO # 11217, 11218, 11703, 11424
SeTime Incorporated             PO # 11316, 80378, 81328
Thomas Lovato Co.               PO # 11699

In addition to this list there is approximately $16,000 commitment to InnerStep for 15" display material. Quality Thin Films there will be an additional commitment of approximately $30,000 for lens. Polyurethane Molding Inc. there will be an additional commitment of approximately $13,000 for Microscope skins.

                     DEFINE PRODUCTION ITEMS AND CONFIGURATION TO BE BUILT

                                  SCHEDULE "E"


                                                     RECORDED ON TRAVELER
                                             ---------------------------------
  PART /                                         ASSY
 ASSEMBLY        ASSEMBLY DESCRIPTION         CREATED BY           REPORTS TO        COMMENTS
-----------    -------------------------     ------------         ------------      -----------
Lot Controlled
  3700001         Objective Lens               Supplier             7400029

  8000002         Yag Holmium Rod              Supplier             7400036

  8000009         Focus Cell Lenses            Supplier             7400030

  8000011         Cold Mirror                  Supplier             7400007

  8000012         Hot Reflector                Supplier             7400029

  8000013         8 Side Prism                 Supplier             7400010

  8000015         High Reflector               Supplier             7400007

  8000016         Output Coupler               Supplier             7400007

  8000019         Doublet                      Supplier             7400010

  8000020         CaF(2) Lens                  Supplier             7400010

  9100001-x       Spot Shutter Board           Sub-contract         7400000         PLD Rev Recorded

  9100003-x       Driver Board                 Sub-contract         7400000         PLD Rev Recorded

  9100019-x       Power Board                  Sub-contract         7400000         PLD Rev Recorded

  9100021-x       Motor Board                  Sub-contract         7400000         PLD Rev Recorded

  9100023-x       I/O Control Board            Sub-contract         7400000         PLD Rev Recorded

  9100025-x       Safety Shutter Board         Sub-contract         9300023         PCA Rev Only

  9300004         Spot Shutter Assy              7400012            7400014

  9300006         AutoCal Assy                   7400011            7400014

  9300022         Barrel Drive Assy              7400010            7400014

  9300025         Objective Assy                 7400029            7400014

  9300031         Laser Cavity                   7400036            7400007

  9300044         Focus Cell Assy                7400030            7400007

  9300242         Flash Lamp                     Supplier           7400036


                                                     Recorded on Traveler
                                             ---------------------------------
  Part/                                         Assy
 Assembly        Assembly Description         Created by           Reports To        Comments
-----------    -------------------------     ------------         ------------      -----------
Serialized

2900007         Joulemeter                          7400011          7400014         Joulemeter SN

9300009         Chassis                            Supplier          7400084

9300020         Microscope Assembly                 7400014          7400084

9300023         Laser Head                          7400007          7400084

9300030         Hyperion Top Assembly               7400000          7400084

9900002         Hyperion LTK System, 110            7400084

9900005         Hyperion LTK System, 220            7400084

9900013         Hyperion LTK System, Mobile         7400084


CRITICAL COMPONENTS LIST


COMPONENT     MANUFACTURER    MODEL            RATINGS               APPROVALS   STANDARD
---------     ------------    -----            -------               ---------   --------
Circuit       Carlingswitch    AJ2-B0-24-      250 VAC, 15A          UL, VDE     IEC 157-1
Breaker                        615-1C2-D
AC Inlet      Heyco            920             250 VAC, 15A, 65 C    UL, VDE     EN 60320
Transformer   PowerTronix      AA-70879        120/120 VAC,          UR, CE      UL 506,
                                               1500 VA                           C.S.A. 66, EN
                                                                                 60742, IEC
                                                                                 601-1

EMI Filter    Corcom           15EHT           250 VAC, 12 A         UL,         EN 60950
                                               120 VAC, 15 A         C.S.A.,
                                                                     VDE

Fuses         Wickmann         195 Series,     250 VAC,              % URcus,    IEC 60127-
                               19195-63 mA     mm x 20 mm,           VDE, S      2/SS3
                                               Ferrule Type
              Schurter                                                           IEC 127
Elevator      APEM             B120R2BBNN,     250 VAC, 10 A         UR,
Switch                         B series                              C.S.A.
                               Snap in
                               Rocker
                               Switch

E-STOP        EAO              61-344-0415-    250 VAC, 6 A;UR,                  EN 418
                               511LX           220 VDC, 0.5 A;
                                               CSA, 24 VDC, 6 A.
                                               IPCE, S+
                                               65, NEMA 4 & 13



COMPONENT     MANUFACTURER    MODEL            RATINGS               APPROVALS   STANDARD
---------     ------------    -----            -------               ---------   --------
Keylock       EAO              14-236-025K     250 VAC, 5 A;         UR,
Switch                                         220 VDC, 0.1 A;       CSA, CE
                                               24 VDC, 2 A. IP
                                               65, NEMA 4 & 13

Relay         Aromat           VC15-2A1B-      240 VAC,  15 A,       UR,
                               AC24V-K         1 Hp, 1               CSA,
                                                                     VDE

Power         PowerOne         PFC375-         Input: 85-264         UL, CSA,     EN 60950
Supply                         4200F           VAC, 6 A, 47-63 TUV
                                               Hz. Output: 24
                                               V @ 10 A; 5 V@ 10 A;
                                               12 v@4 A

Cooling       March            MDXT-3          115 VAC, 50/60        CSA
Pump                                           Hz, 1/25 Hp,
                                               1.55 A,

              Fabco            0135-0036       Continuous Duty, TP
                               -1000
High Voltage
Power Supply
Green Laser
Red Laser
Wiring
Enclosure                                      ABS Plastic
Flow Switch   Thomas Products  2200            50-240 VAC, 15
                                               VA. Polysulfone,
                                               burst strength
                                               1500 psi @ 70
                                               F, 20 W SPDT

Servo Motor   Oriental Motor   4RK25GN-AWMU    Thermal &             UL, CSA,    EN 60950, UL
              Use Corp                         Impedance             CE          519, 547,
                                               Protection, CAT                   1004, 508,
                                               II, Pollution                     CSA 100
                                               Degree II

Foot Switch   Line Master      88SH1           125-250 VAC,          UL, CSA,
                                               20 A, 1Hp,            VDE
                                               Heavy Pilot
                                               Duty, IP 68

Hoses, Braid  Silbradi         290-0380        3/8" ID, .665"
Reinforced                                     OD, 85 psi, 13.0
Silicone                                       lbs.cft, 85 F - 350 F

Reservoir Tank                                 Poly-propylene,
                                               1/4" thickness


COMPONENT     MANUFACTURER    MODEL            RATINGS               APPROVALS   STANDARD
---------     ------------    -----            -------               ---------   --------

Holmium
YAG Laser
Interlock     Cherry           F81A-B110       125/250               VAC, UR,
                                               10 A                  CSA,
                                                                     VDE

Transformer   Signal           14A-10R-24      115/230               VAC UR,
                                               Primary, 50/60        CSA,
                                               Hz, 12/24             VAC,  VDE
                                               10 VA. CLASS
                                               F-1

Relays        Omron            G6C-1114P-      10A, 250              VAC, UR, CSA
                               US              10A, 30               VDC.
                                               Coil 5                VDC

Fuse Holder                                    6.3 A, 250            VAC UR,
                                                                     CSA,
                                                                     VDE, S